Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Christopher & Banks Corporation:

We consent to the use of our report dated April 12, 2012 with respect to the consolidated balance sheet of Christopher & Banks Corporation and subsidiaries as of January 28, 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the transition period ended January 28, 2012 and the related financial statement schedule as of and for the transition period ended January 28, 2012, and the effectiveness of internal control over financial reporting as of January 28, 2012, incorporated by reference in the Registration Statement on Form S-3 of Christopher & Banks Corporation and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Minneapolis, Minnesota
May 24, 2012